AMENDMENT TO DOMESTIC CUSTODY AGREEMENT

AND GLOBAL CUSTODY RIDER

This AMENDMENT, effective April 1, 2016, is to the DOMESTIC CUSTODY AGREEMENT, dated as of April 4, 2008 (as amended from time to time, the “Agreement”) and the GLOBAL CUSTODY RIDER TO THE AGREEMENT (as amended from time to time, the “Rider”), both by and between J.P. MORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”) and The VANTAGEPOINT FUNDS, on behalf of itself and each of the series listed on Appendix A thereto (each such fund a “Customer”).

WHEREAS, the Bank and the Customer desire to amend the Agreement and Rider as set forth below.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	AMENDMENTS.

(a)	Appendix A of the Agreement shall be replaced with the Appendix A attached to this Amendment.

(b)	Following the expiration of the Agreement’s current term, the term of the Agreement shall be extended for an additional one (1) year term beginning April 1, 2016 and ending April 1, 2017.

(c)	Bank will guarantee to maintain fees for Customer at the rates set forth in Schedule A for an additional one (1) year period beginning on April 1, 2016 and ending April 1, 2017. Should Customer’s relationship with Bank materially change during this period, each party reserves the right in good faith to seek changes to the rates set forth in Schedule A, provided that any amendments to Schedule A’s fee schedule shall be agreed upon in writing and signed by both parties.

2.	MISCELLANEOUS.

(a)	Except as amended hereby, all other terms and conditions of the Agreement remain unchanged and the Agreement shall remain in full force and effect.

(b)	Terms not defined in this Amendment shall have the meaning assigned to them in the Agreement.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

THE VANTAGEPOINT FUNDS

By:
Angela Montez Secretary

Approved by:

Name:

Title:

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APPENDIX A

FUNDS (each a “Customer”)

Vantagepoint Aggressive Opportunities Fund

Vantagepoint Discovery Fund

Vantagepoint Diversifying Strategies Fund

Vantagepoint Equity Income Fund

Vantagepoint Growth Fund

Vantagepoint Growth & Income Fund

Vantagepoint High Yield Fund

Vantagepoint Inflation Focused Fund

Vantagepoint International Fund

Vantagepoint Low Duration Bond Fund

Vantagepoint Select Value Fund

Vantagepoint Model Portfolio Global Equity Growth Fund

Vantagepoint Model Portfolio Conservative Growth Fund

Vantagepoint Model Portfolio Long-Term Growth Fund

Vantagepoint Model Portfolio Traditional Growth Fund

Vantagepoint Milestone Retirement Income Fund

Vantagepoint Milestone 2010 Fund

Vantagepoint Milestone 2015 Fund

Vantagepoint Milestone 2020 Fund

Vantagepoint Milestone 2025 Fund

Vantagepoint Milestone 2030 Fund

Vantagepoint Milestone 2035 Fund

Vantagepoint Milestone 2040 Fund

Vantagepoint Milestone 2045 Fund

Vantagepoint Milestone 2050 Fund

Vantagepoint Milestone 2055 Fund

Vantagepoint 500 Stock Index Fund

Vantagepoint Broad Market Index Fund

Vantagepoint Core Bond Index Fund

Vantagepoint Mid/Small Company Index Fund

Vantagepoint Overseas Equity Index Fund

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